LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") made as of the 27th day of August, 1991, by and between GEORGE DALPHON, SR. ("Lessor") , CLEAN EARTH OF NEW CASTLE, INC., a Delaware corporation ("Lessee"), and CLEAN EARTH, INC, a Delaware corporation ("Clean Earth").


WITNESSETH

WHEREAS, Lessor is the owner of certain real property consisting of approximately 7.5 acres of land located at 94 Pyles Lane, New Castle, Delaware (the "Property"), as more particularly described in Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, Lessee desires to lease the property and improvements located thereon from Lessor subject to the terms and conditions contained herein.

Whereas, Clean Earth is the parent company of Lessee.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Demised Premises. Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Property.

2. Term. The term of this Lease is for seven years beginning on August 28, 1991.

3. Use of the Property. Lessee shall use the Property for the business of a non-hazardous soil remediation facility, as defined as of the date hereof, and those uses reasonably incidental thereto. Lessee's use shall be in strict compliance with all applicable laws and permits. No other uses shall be permitted without the express written consent of Lessor, which consent may be withheld in Lessor's sole discretion. Other uses which adversely impact the volume of Lessee's soil remediation business of Tenant shall require a revised rental formula.

4. Rental. Lessee agrees to pay Lessor monthly at the rate of $1.00 per ton of contaminated material accepted on the Property for the purpose of remediation, due within twenty-five (25) days of the last day of each calendar month (to be accompanied by a computer generated report or other documentation acceptable to Lessor and certified annually by a public accountant) ("Monthly Rent Payment"). By way of example, payments for all material accepted during the month of March, 1992 shall be due on or by April 25, 1992. A minimum annual rent of 650,000 shall be paid commencing with the first year of the initial lease term if Lessee is legally able to operate a larger plant for at least three months of the first year, otherwise the guaranteed minimum rent shall commence with the second year of the initial lease term. Should the rent paid during any applicable lease year be less than the said minimum, the amount of such deficiency shall be paid to Lessor with the first monthly payment due Lessor in the immediately following lease year (or with the final payment due upon expiration of this Lease). In addition, Lessee shall pay any and all real estate taxes attributable to assets owned or improvements made by Lessee. Lessor shall pay any and all real estate taxes attributable to the land, and any and all real estate taxes attributable to buildings, improvements and assets placed on the Property by Lessor during his occupancy of Parcel "B" and/or Parcel "C". Real estate taxes shall be paid on or before the due date; provided that the party responsible to pay, may, at its own expense, contest the imposition or amount of any real estate tax in the manner provided by law and provided further that such party shall pay the full amount of any such tax so determined to be due, plus any penalty or interest thereon, pursuant to the final resolution of any such contest. In addition, Lessee agrees to pay Lessor upon the execution of this Lease Five Thousand Dollars ($5,000) as a deposit to be refunded without interest upon the expiration or termination of the Lease or credited with the final lease payment.

5. Records: Net Worth. Lessee and Clean Earth, shall maintain a consolidated net-worth of $500,000.00 throughout the term of this Lease, as renewed from time to time Lessee and Clean Earth shall provide Lessor with copies of their annual balance sheet, certified by a national independent accounting firm, at such company's expense and Lessee shall provide a quarterly current internally prepared balance sheet certified by its chief financial and executive officers.

6. Option to Renew. Provided that Lessee is not in material default under any terms of this Lease, Lessee shall have the option to renew at the end of the initial term for an additional term of five years, and shall have a similar right of renewal for two additional five-year renewal terms. This right of renewal shall be subject to the right and option of Lessor requiring Lessee to purchase the Property as Lessor's right is described in the Paragraph next below. In order to exercise any renewal option, Lessee shall give written notice to Lessor of Lessee's intention to renew at least six (6) months prior to the expiration of the then current term.

7. Option to Purchase. Within three (3) months of receipt of notice of Lessee's intent to renew this Lease for an additional term, as described in the Paragraph above, Lessor shall have the superior right and option to require Lessee at the conclusion of the then current term to purchase the Property or, should Lessee fail to do so, to vacate the premises at the end of the then existing term, subject to Paragraph 22. The purchase price for the Property shall be $100,000 per acre during the first year of the first lease renewal term, and shall escalate each year thereafter in accordance with the annual percentage increase in the Consumer Price Index (as defined below). Closing for such purchase shall take place on or before the last day of the then current lease term. Lessee shall pay for the Property at closing by cash, certified check or wire transfer (at Lessor's option) to Lessor. At closing, Lessor shall provide good and marketable title, subject to all existing easements and restrictions of record, by deed of special warranty such as will be insured at regular rates by a title insurer duly authorized to issue insurance in Delaware. In the event Lessor cannot provide such title (for any reason other than the fault of Lessee), Lessee shall have the option of taking such title as Lessor can give without reduction in price, declaring this Lease null and void with no further rights of any kind under this Lease, or continuing in possession of the Property as Lessee in the same manner as if Lessor had not exercised its option to require Lessee to purchase the Property until such time an Lessor can give good and marketable title (except for any reason the fault of Lessee) in which case, Lessor can exercise its option and closing shall occur within three months receipt of notice from Lessor to Lessee that good title can now be given or Lessee shall then vacate the property subject to Paragraph 22.

"Consumer Price Index" means the Consumer Price Index for Urban Wage Earners and Clerical Workers (Revised Series) (CPI-W) All Items, (1967 equals 100) of the United States Bureau of Labor Statistics. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, the parties will substitute therefor the closest successor index as identified by the United States Department of Labor, or if no such successor exists, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publisher.

8. Portion of Property Retained by Lessor. Lessor shall retain possession of a portion of the Property identified as Parcel "B" on the attached Exhibit B and currently utilized by Lessor's salvage business, "so as to provide Lessor additional time for the orderly termination or relocation of his business and the removal of fixtures, equipment, inventory, etc. Lessor will maintain Parcel "B" in compliance with all laws and regulations during the period of his occupancy. Lessor shall have six months from the date hereof to vacate Parcel "B", and the existing single family resident structure on the Property may either be demolished and removed by Lessee, or left intact for Lessee's use, at Lessee's option.

Lessor shall retain possession of a portion of the Property identified as Parcel "C" on the attached Exhibit A. Lessor and Lessee shall execute a separate sublease with respect to this Parcel "C".

9. Utilities. Lessee shall be responsible to pay for all utilities used or consumed by Lessee. Lessor shall be responsible to pay for any utilities used or consumed by Lessor. Lessee shall be responsible for acquiring, and hereby indemnifies Lessor with respect to the cost of, any changes or improvements to the utilities and their connections necessary for any expansion of Lessee's business or any improvements to the Property by Lessee.

10. Improvements. Lessee may make any lawful improvements to the Property without Lessor's prior written consent, provided that any improvements which may affect a permanent change to the Property itself (including, but not limited to, the spreading of dirt or soil other than on a temporary basis or other than in the course of Lessee's normal business operations) shall not be made without Lessor's prior written consent, which consent will not be unreasonably withheld. In those circumstances requiring the consent of Lessor, Lessee shall provide copies of all improvement plans (i.e., architectural or construction drawings, appropriate environmental information, site plans, etc.) to Lessor at least ninety (90) days, or such shorter period as may be necessitated by any governmental requirements, prior to any actual construction activity together with the name of the proposed general contractor and construction manager (if any). Lessee shall also provide an estimate of construction costs, and a construction schedule (including proposed starting and ending date). Lessor shall have thirty days, or such shorter period as may be necessitated by any governmental requirements, in which to either approve or disapprove the intended improvements; Lessor's failure to so act constitutes approval. All improvements made shall remain the property of Lessee at the termination of this Lease. Lessee shall not commit waste with respect to the Property and any improvements of Lessor thereon. Lessor's consent is specifically not required for the erection of the larger, 70 ton per hour soil remediation plant and incidental facilities to be placed on the Property by Lessee. Lessor shall assist Lessee in applying for and obtaining any zoning changes or variance, use, building or other permits necessary for the construction and/or operation of buildings or other improvements on the Property. Lessee shall use good faith efforts to provide Lessor with notice of any improvement costing in excess of $20,000.

11. Permits. Concurrent with the execution of this Lease, Lessor will provide Lessee with copies of all existing building, use, occupancy, road, and other permits relating in any way to Lessee's proposed use or occupancy of the Property, without regard to Lessor's uses of Panel C. Lessee shall promptly provide to Lessor copies of all permit applications made and all permits received relating in any way to the Property or the use thereof as such arise from time to time. Each party shall also provide the other with copies of any notice of permit violation, suspension, or revocation or any notice of any statute or regulation violation relating to the use of the Property (including parcels B or C) within five (5) days' receipt of such notice. If such notice is verbal or oral, that party shall provide a written summary of such notice to the other within five (5) days.

12. Insurance. Lessee shall maintain in full force and effect during the term of this Lease, or any renewal or extension thereof, general public liability insurance in an amount not less than $1 million for any one occurrence and having an annual aggregate not less than $1 million and pollution liability insurance in an amount not less than $1 million for any one occurrence and having an annual aggregate of not less than $1 million. The limits of insurance shall be increased at the end of each term and prior to each renewal term by an amount not less than the percentage increase in the CPI (as previously defined) for the preceding term; unless, in the event such coverage is not generally commercially available at such higher amount, then the highest amount so available; and, if such insurance is not generally commercially available, then Lessor shall have the option to accept such coverage as Lessee can supply or require Lessee to purchase the Property in accordance with Paragraph 7. For purposes of this Paragraph, insurance coverage shall be deemed not "generally commercially available" if the premium exceeds ten percent of the face amount of the coverage for reasons unrelated to the past history or record of Lessee or any of Lessee's affiliates. The policy (or policies) shall name Lessor as additional insured, and shall be carried by an insurer authorized to do business in the State of Delaware. Appropriate certificates of insurance shall be furnished to Lessor to evidence the issuance of such policies and their coverage. The policy shall provide that Lessor shall be notified in the event of any cancellation or non-renewals of such policy (or policies). Each party shall provide notification to the other in writing, as soon as possible, but in no case later than thirty days of any claim, demand or action upon either party arising out of or in, or occurring on or about the Property.

13. Surrender of Premises. Lessee shall, upon the expiration, termination or cancellation of this Lease, surrender the Property to Lessor in the same condition as existed at the time of execution of this Lease, reasonable wear and tear as related to Lessee's use and changes in condition due to acts of, or the responsibility of, Lessor and his agents excepted. Lessor may direct Lessee to remove Lessee's property (including but not limited to personal property and buildings and improvements) from the property upon the expiration or termination of the Lease. Any property left on the Property by Lessee shall be considered abandoned and the costs of such removal, if removed by Lessor within six months of Lessee's surrender, shall be charged to Lessee.

14. Liability. Lessor, his agents, and employees, shall not be liable for any damage or injury to Lessee, its officers, agents, or employees, or to any third party coming upon the Property in connection with Lessee's use of the premises, or for any damage or injury to any goods, chattels, or other property of Lessee, its officers, agents, or employees caused other than by the act or omission of Lessor, his agents, employees, heir. or assigns, or any breach of this Lease by Lessor, including his warranties and representations herein.

15. Inspection. Lessor, or his designee, shall have the right to enter the Property upon prior notice during business hour" to ensure compliance with the terms of this Lease; provided, however, that such action will not interfere unreasonably with the conduct of Lessee's business.

16. Fire/Casualty. Lessee's obligation (including minimum rent payments) shall in no way be abated as the result of fire or other casualty to the Property, unless caused by any act or omission of Lessor, his agents, employees, heirs or assigns, or any breach of this Lease by Lessor including his representations and warranties herein.

17. Cancellation/Termination. This Lease shall be subject to immediate cancellation by Lessor in the event Lessee shall:

(a) be in arrears in the payment of the whole or any part of any amount due hereunder for a period of fifteen (15) days after receipt of written notice from Lessor or its designee that such payments are due;

(b) be in default in the performance of any covenant, term or condition of this Lease and such default continues for a period of thirty (30) days after receipt from Lessor, or its designee, of written notice of such default; however, if it is not reasonably possible to cure such default within thirty
(30) days, then the time period for curing the default shall be extended to provide that the default is cured as expeditiously as practicable by actions undertaken diligently and in good faith;

(c) file a voluntary petition in bankruptcy or any petition for relief under any section of the bankruptcy laws of the United States; make any assignment for the benefit of creditors; be the subject of an involuntary petition in bankruptcy which is not dismissed within 120 days of its filing; have appointed a receiver, custodian or trustee for Lessee by any court, or sell any of its interests under any execution process or other legal process as ordered by any court.

In the event of breach of this Lease as enumerated hereinabove by Lessee, but no sooner than the aforementioned cure periods applicable to any such breach, Lessor may, in addition to all other remedies available at law or equity, recover possession of the Property and remove Lessee's effects without being deemed guilty of trespass. Notwithstanding the recovery of possession by Lessor as a result of Lessee's breach, Lessee shall remain liable to Lessor for all amounts owing under this Lease payable to the expiration date of the then current term, or any subsequent term for which Lessee has exercised any option it may be granted by Lessor. Failure of Lessor to recover the Property upon the default of Lessee shall not serve to bar or destroy the right of Lessor to recover the Property or to otherwise exercise any and all of its rights at law or equity by reason of any subsequent violation of the terms of this Lease. Lessor shall use his best efforts to mitigate damages by reletting the Property.

18. Eminent Domain. If all or any part of the Property shall be taken by any public authority under the power of eminent domain, the term of this Lease shall cease as to that portion taken, on the date of possession. If such condemnation and taking prevents or materially interferes with the continuance of Lessee's business, then from that day, Lessee shall have the right either to cancel this Lease and declare it null and void, or to continue in possession of the remainder of the Property under the terms herein. Lessee shall notify Lessor within ninety (90) days after receipt of notice of any taxing, of its intention to cancel this Lease; otherwise, the Lease shall continue in full force and effect on the same terms and conditions herein provided as to the portion of the Property not taken. The foregoing provisions of this Paragraph notwithstanding, Lessee, upon receipt of any notice of taking, may elect to contest such notice by all appropriate lawful means, at Lessee's expense, and the commencement of the ninety (90) day period prescribed in the preceding sentence shall be suspended until the date such contest is resolved and upholds the power of any such public authority to make such taking, and the extent of the property taken. Lessor shall provide Lessee a copy of any notice of taking within ten (10) days of Lessor's receipt thereof, and cooperate as reasonably necessary with Lessee in any contest of ouch notice undertaken by Lessee. Lessee shall not have the right to seeing or receive and portion of any eminent domain award for taking of any portion of the Property which is not material to the use of Property by Lessee.

19. Notice. Any notice required herein shall be given by registered or certified mail, postage prepaid, addressed, if to Lessor, at:

George Dalphon, Sr.
261 Blackbird Greenspring Road
Smyrna, DE 19977

with a copy to Lessor's counsel:

David B. Ripsom, Esquire
Duane, Morris & Heckscher
P.O. Box 195
Wilmington, DE 19899

and if to Lessee, at:

Clean Earth of New Castle, Inc.
94 Pyles Lane
New Castle, DE 19720

with a copy to Lessee's counsel:

W. Scott Staruch, Esquire
Laws, Staruch and Piscarick
1604 N. Second St.
Harrisburg, Pa 17102

Notice is considered to have been given upon the date mailed; the time within which any action must be taken by Lessor or Lessee in response to any notice shall commence to run on the date such notice in actually received by such party.

20. Holdover Tenancy. In the event that Lessee continues in possession of the Property beyond the expiration, cancellation or termination of this Lease, or any renewals or extensions thereof, without Lessor's consent, such tenancy shall be presumed to be a tenancy from month-to-month and Lessee shall pay rent equal to 1/2 times the monthly rent then pertaining plus any charges then owing, but nothing in this Paragraph shall be construed as consent by Lessor to such possession of the Property by Lessee beyond the term of this Lease. If the notice prescribed by Paragraph 6 is not given, and Lessee holds possession of the premises after the expiration of the initial term of this Lease, or any renewal or extension thereof, with Lessor's written consent, a month-to-month tenancy shall be created at a rent equal to the monthly rent and other charges then payable, until such time as a new contract between the parties has been executed or negotiations for ouch have ceased.

21.   Hazardous Substances and Materials.

(a) Lessor represents and warrants to Lessee that there are no hazardous substances, on, under or arising from the Property.

(b) During the term of this Lease, neither party shall suffer, allow, permit or cause:

(i) The installation of any underground storage tanks for the purpose of holding petroleum products or hazardous substances either on the Property; and

(ii) The accumulation of tires, spent batteries, debris or other solid wastes on the Property except as may be lawfully permitted in the course of Lessee's soil remediation business and rubbish placed in designated containers scheduled for normal, scheduled disposal in accordance with all applicable law; and


(iii) The generation, accumulation, storage, possession, release or threat of release of "hazardous substances", "pollutants", "hazardous waste" or "toxic materials" as those terms are used in Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Sections 9601, et seq., as amended, the Toxic Substance Control Act (or any regulations promulgated under the foregoing) or any other present or future federal, state or local law, ordinance, rule or regulation, including extremely flammable substances, explosives, radioactive materials and petroleum/petroleum products (collectively, "Hazardous Substances"); provided, however, the foregoing prohibition shall not be applicable to (i) normal and reasonable amounts of cleaning and pest control supplies reasonably necessary for maintenance of the premises so long as such materials are properly, safely, and lawfully stored and used by Lessee or (ii) de minimis amounts of leaked or spilled petroleum products from the normal operation of motor vehicles; and (iii) as may be lawfully permitted in the course of Lessee's business.

(iv) The use of Property for any industrial, manufacturing or landfill purposes except as expressly permitted by this Lease.

(c) Each party shall notify the other immediately upon learning that any duty of either described in subparagraph (b) of this Paragraph has been violated, that there has been a release, discharge or disposal of any Hazardous Substance on a part of the Property, that radon gas or urea formaldehyde has been detected on or in the Property, or that the Property is subject to any third party claim or action, or threat thereof, because of any environmental condition in or originating from the Property or arising in connection with Lessor or Lessee's operations at the Property. Each party shall promptly provide the other with copies. of all correspondence to or from third parties regarding such claims or action. or regarding environmental conditions in or originating from either party's operations on the Property.

In the event of a release, leaking, spilling or deposit (collectively "leak") of any Hazardous Substance on, in or from the Property caused by Lessor or Lessee, such party shall immediately cause complete remediation of such leak. Lessor shall have the right, but not the obligation except as otherwise set forth in this Paragraph, to enter the Property and remediate any environmental condition on the Property to comply with all laws, regulations and ordinances during which time Lessee shall not be entitled to any abatement of rent, except for abatement for environmental conditions caused by Lessor (Lessor shall seek to cause minimal disruption to Lessee's business). Lessor and Lessee shall be responsible to remediate any environmental conditions occurring on that portion of the Property occupied by each regardless of whether such conditions are caused by third parties or acts of God, provided, however, that Lessor shall be responsible to remediate any environmental conditions caused by acts or conditions off the Property such as but not limited to off-property ground water seepage or migration.

At the expiration or sooner termination hereof, Lessee shall return the Property to Lessor in substantially the same condition as existed on the date of commencement hereof or the date Lessee took possession of the Property, whichever is earlier, free of any Hazardous Substance in, on, or from the Property to the extent of Lessee's obligation under this Paragraph.

(d) Lessee shall promptly provide to Lessor copies of all quarterly monitoring well reports and other environmental monitoring data received or obtained by Lessee.

22. Security for Environmental Obligations. As security for Lessee's environmental obligations hereunder, Lessee's agrees that:

(a) Lessee shall not in any event remove its soil remediation plant from the Property upon the expiration or termination of this Lease until two (2) months thereafter, except that Lessees will remove same as soon as practical upon Lessor's request to do so at an earlier time;

(b) If Lessor advises Lessee, by a notice setting forth its full reasons with supporting detail, at any time prior to expiration of the time in (a) above that Lessor has reason to believe that Lessee is responsible for either the cause or remediation of an environmental condition, then Lessee shall not remove the plant until such time as Lessor advises Lessee, or a court of competent Jurisdiction determines, that Lessee's responsibility as to such condition has been satisfied or determined not to exist.

(c) Following Lessee's satisfaction of its remedial or other obligations under Paragraph (b) above, Lessee shall then have two (2) months to remove its facilities from the Property. During the periods identified in Paragraphs (a),
(b) and (c) hereof, Lessee may also dismantle but shall not operate the facilities nor be responsible for rental under the Lease; provided however this clause does not diminish in any respect any claim for damages that Lessor may have against Lessee for any environmental condition on the Property.

(d) Prior to one (1) year after expiration or termination of the Lease, Lessee and Clean Earth shall maintain the net worth requirements set forth in Paragraph 5 hereof. At the end of such time, such obligation shall expire unless Lessor advises Lessee, by a notice setting forth its full reasons with supporting detail, prior to the expiration of such one year time that Lessor has reason to believe that an environmental condition exists on the Property caused by Lessee or for which it is responsible to remediate. If Lessor gives such notice, Lessee and Clean Earth must continue such net worth until Lessor gives notice, or a court of competent Jurisdiction determines, that Lessee's responsibility as to such condition has been satisfied or has been determined not to exist.

(e) Lessee may satisfy its obligations under Paragraph (c) above, and thereafter remove its plant, by providing a letter of credit in form and substance satisfactory to Lessor, or cash collateral in the amount of $500,000 pending the resolution of such environmental condition.

(f) Lessee may satisfy its obligations under Paragraph (d) above, and thereafter diminish its net worth by providing guarantees or indemnities by parties affiliated with Lessee, with such documents being satisfactory in form and substance to Lessor and with such guaranteeing and indemnifying parties being financially responsible to Lessor's reasonable satisfaction.

(g) Lessee acknowledges that the provisions of this Paragraph are important to Lessor, are not remediable by the award of monetary damages and that Lessor is entitled to specific performance and injunctive relief to obtain the benefit of these provisions.

23. Best Efforts And Good Faith. Recognizing that the rental depends upon the success of Lessee's business, Lessee shall operate its business in good faith using commercially reasonable best efforts.

24. No Assignment/Sublease. Lessee shall not assign, sublet or otherwise transfer or encumber all or any portion of its interest in this Lease except with the prior written consent of Lessor, which consent may be withheld in Lessor's sole discretion.

25.   Miscellaneous.

(a) Entire Agreement. This Lease constitutes the entire agreement between the parties and may only be modified by a writing signed by all of the parties.

(b) Attorney's Fees. Subject to the applicable terms of the set-off provisions of this Lease, in any action brought by either party for the enforcement of the obligations of the other hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees to the fullest extent permitted by law.

(c) Authority. Each of the parties represents and warrants to the other that it is fully authorized to enter into this Lease and has taken all necessary steps and received all requisite approvals necessary to enter into this Lease.

(d) Binding on Successors. This Lease shall benefit and bind the parties hereto, their respective heirs, personal representatives, successors and assigns.

(e) Governing Law. This Lease shall be governed and construed by the laws of the State of Delaware.

(f) Headings. Paragraph headings are inserted for convenience only and shall not be considered in interpreting and construing this Lease.

(g) Severability. If any term or provision, or any portion thereof, of this Lease is declared invalid or unenforceable for any reason, the remainder of this Lease shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law.

(h) Relationship of Parties. Neither party shall act, represent or attempt to act or represent itself, directly or indirectly or by implication, as agent of the other. Nothing in this Lease shall be deemed to create any relationship of principal and agent between the parties.

(i) Construction of Lease. The parties represent that they have discussed, bargained and negotiated the terms of this Lease and this Lease shall not be construed against one party or the other merely because one party may have initially drafted this Lease.

(j) No Conflicts. Each of the parties represents and warrants to the other that this Lease and the entry into this Lease by the warranting party does not conflict with any other agreements to which it is a party or by which it is bound.

(k) No Waiver. Neither the failure of Lessor to insist upon the strict performance of any of the terms, conditions and covenants herein, nor the acceptance of any rent or partial rent, shall be deemed a waiver of any rights or remedies available to Lessor, and such failure or acceptance shall not be deemed a waiver of any subsequent or continuing breach or default in the terms, conditions and covenants herein contained.

26. Representations and Warranties of Lessor. Lessor represents and warrants that as of the date hereof: he has sole fee simple ownership of the Property; he has complied with all material laws, rules, regulations, statutes, ordinances, permits and other instruments affecting the Property or his use thereof during the period of his ownership, and will continue to do so; there are no actions, suits, or proceedings pending or threatened against Lessor or affecting the Property at law or in equity or before any federal, state, municipal, or other governmental agency or instrumentality, domestic or foreign, nor is Lessor aware of any facts that might result in any such suit or proceeding; all documents and records provided to Lessee by Lessor, heretofore or hereafter, concerning the Property, are true and complete to the best of Lessor's knowledge with respect to the information contained therein; Lessor has in all material respects duly filed all federal, state and local tax returns required to be filed by him and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns, and Lessor has not had any tax deficiencies proposed or assessed against him and has not executed any waiver of statute of limitations on the assessment or collection of any tax; there are currently natural gas, electricity, public water, and on-site sewage cervices available to the Property with capacities adequate for the conduct of the soil remediation business heretofore conducted on the Property by Atlantic Thermal Soil Remediation, inc., and Lessor has no reason to believe Braid utility services will be interrupted, curtailed or otherwise not remain available to Lessee during the term of this Lease and any renewals thereof; and there are no underground storage tanks on the Property.

27. No Brokers. Lessor and Lessee represent to one another that the introduction of Lessor and Lessee and all negotiations relative to this Lease have been effected and carried on directly between the parties without the intervention of any broker, finder or other person.

28.   Mutual Indemnification.

(a) Lessee shall indemnify and hold harmless Lessor (as well as Lessor's employees, partners, servants, agents, heirs and assigns) (the indemnified parties) of and from all liability (Joint or several and including strict liabilities), claims, actions, penalties, demands, costs, damages and expenses (including without limitation legal fees), remediation and response costs, remediation plan preparation costs and any continuing monitoring or closure costs, incurred or suffered by any indemnified party or asserted by a third party against any indemnified party, resulting from: (1) any materially inaccurate representation made by Lessee in or under this Lease; (2) material breach of any of the warranties made by Lessee in or under this Lease; (3) material breach or default in the performance by Lessee of any of the covenants to be performed by it under this Lease; (4) any debts, liabilities or obligations of Lessee, whether accrued, absolute, contingent or otherwise, due or to become due; (5) the conduct of Lessee's business; (6) Lessee's use or possession of the Property; (7) any past, present or future act or omission of Lessee whether or not such act or omission constituted or constitutes a violation of law, regulation, ordinance, permit, license or otherwise; this indemnification provision is to be construed liberally in favor of Lessor and is expressly intended to include all liability (joint or several and including strict liabilities), claims, actions, penalties, demands, costs, damages and expenses (including without limitation legal fees), remediation and response costs, remediation plan preparation costs and any continuing monitoring or closure costs, incurred or suffered by any indemnified party, resulting from any act or omission of Lessee.

(b) Lessor shall indemnify and hold harmless Lessee (as well as Lessee's officers, directors, employees, shareholders, agents, servants, successors and assigns) (the "indemnified parties") of and from all liability (joint or several and including strict liabilities), claims, actions, penalties, demands, costs, damages and expenses (including without limitation legal fees), remediation and response costs, remediation plan preparation costs and any continuing monitoring or closure costs, incurred or offered by any indemnified party or asserted by a third party against any indemnified party, resulting from: (1) any materially inaccurate representation made by Lessor in or under this Lease; (2) material breach of any of the warranties made by Lessor in or under this Lease; (3) material breach or default in the performance by Lessor of any of the covenants to be performed by it under this Lease; (4) any debts, liabilities or obligations of Lessor whether accrued, absolute, contingent or otherwise, due or to become due, except those obligations specifically assumed by Lessee in this Lease or any documents executed pursuant hereto; (5) the conduct of Lessor'- business; (6) the condition of the Property except for conditions caused by Lessee; (7) Lessor's use or possession of any portion of the Property; (8) any past, present or future act or omission of Lessor whether or not such act or omission constituted or constitutes a violation of law, regulation, ordinance, permit, license or otherwise; this indemnification provision $s to be construed liberally in favor of Lessee and is expressly intended to include all liability (joint or several and including strict liabilities), claims, actions, penalties, demands, costs, damages and expenses (including without limitation legal fees), remediation and response costs, remediation plan preparation costs and any continuing monitoring or closure costs incurred or suffered by any indemnif$ed party or asserted by a third party against any indemnified party, resulting from any act or omission of Lessor or the condition of the property, except for conditions caused by Lessee.

(c) Notice and Defense. The indemnified party shall notify the indemnifying party promptly in writing of any claim for which the indemnified party intends to seek indemnification hereunder, stating, to the extent known, the nature and basis of such claim and the amount thereof. The indemnifying party thereafter shall have the right, by notice to the indemnified party within 15 days after receipt of such notice, to conduct at its own expense, through counsel of its choosing reasonably approved by the indemnified party, the defense, settlement and compromise of such claim; provided that, in conducting such defense, settlement and compromise (i) the indemnifying party shall not permit to exist any lien, encumbrance or other adverse charge upon any asset or business of the indemnified party, (ii) the indemnifying party shall cause its counsel to consult with the indemnified party and its counsel and keep them fully advised of the progress of the defense, settlement and compromise and shall take into account the continuing business interests of the indemnified party, and (iii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and any defense, settlement or compromise thereof and all related costs and expenses incurred by the indemnified party, except to the extent otherwise provided in the next sentence. If the indemnifying party elects to conduct the defense of such claim, the indemnified party shall cooperate with the indemnifying party in connection therewith and shall be entitled to participate in the defense thereof and to appoint counsel for that purpose, except that the cost of any such participating counsel shall be solely for the account of the indemnified party and the indemnifying party shall have no responsibility therefor. So long as the indemnifying party is contesting any such claim in good faith in accordance with the foregoing requirements, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party may pay or settle any such claim at any time, provided that the indemnified party waives any right to indemnity therefor by the indemnifying party.

If the indemnifying party does not notify the indemnified party within 15 days; after the receipt of the indemnified party's notice of any such claim that it elects to undertake the defense of such claim, the indemnified party shall have the right to defend, settle or compromise the claim in the exercise of its exclusive discretion; provided, however, that the indemnifying party shall have the right to participate in the defense of such claim at its own expense. The indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and any defense, settlement or compromise thereof and all related costs and expenses incurred by the indemnified party or, in the alternative, such amounts may be deducted from any sum under this Lease or otherwise to due the indemnifying party from the indemnified party.

(d) The mutual indemnification provided by this Paragraph shall survive expiration or earlier termination of this Lease.

29. Governmental Action. The parties recognize that the business to be conducted by Lessee on the Property is subject to governmental action over which the parties have no control (e.g., legislation, regulations, executive orders, judicial determinations, etc.). Thus the parties agree that the absence of any adverse governmental action is a condition of Lessee's obligations under this Lease and any subsequently executed agreements among them. For purposes of this provision, adverse governmental action shall mean any governmental action, legislative, executive, judicial or otherwise (but not including eminent domain which does cause a termination of this Lease), at any level of government, which would prevent or materially impair Lessee's ability to legally and economically conduct on the Property its intended soil remediation business, specifically including the full operation of a 70 ton per hour soil remediation plant placed thereon by Lessee or any successor plant approved by Lessor; provided however that this right of termination shall not apply to matters which Lessee can correct within the above legal and economic parameters, or are the result of Lessee's own conduct or financial condition or that of any of its affiliates. In the event of adverse governmental action, Lessee may terminate this Lease as of that time, or, alternatively, may propose alternate lawful use(s) of the Property, as to which Lessor will not unreasonably object, and the rent payable by Lessee to Lessor shall be adjusted by agreement as necessary to reflect a commercially reasonable rental for such alternate use(s) on the Property.

30. Contest Of Local Requirements. Lessee shall have the right, after prior written notice to Lessor, to contest the validity of any legal requirements imposed or sought to be imposed upon Lessee by any governmental agency, by appropriate legal proceedings, provided Lessor shall not be subject to any criminal or civil liability a. a result of any legal contest. Lessee shall indemnify and hold Lessor harmless from all loss, claims, damages, penalties and expenses, including attorney's fees, incurred as a result of any such contest.

31. Quiet Enjoyment. Lessor covenants and agrees that Lessee, on payment of the rent and other charges provided for in this Lease, and fulfillment of its obligations under the covenants and conditions of this Lease, shall lawfully and quietly hold, occupy, and enjoy the Property during the term of this Lease and all renewals thereof without any interference from anyone claiming through or under Lessor.

32. Remediation Plants. Lessee agrees that it shall not remove its Thermotech soil remediation plant currently on the Property until the issuance of an operating permit by the State of Delaware, Department of Natural Resources and Environmental Control for a 70 ton per hour soil remediation plant on the Property. Subject to the terms of Paragraph 23, Lessee will not remove said larger plant from the Property for at least seven (7) years from the date of commencement of its operation unless such plant becomes inviable legally or economically, when such plant is considered on an independent basis without regard to the operations or location of other facilities of Lessee or any of its affiliates. Lessee will use its best efforts to extend the larger plant's manufacturer's warranties to Lessor.


33. Memorandum Of Lease. As soon as practicable after execution of this Lease, Lessor and Lessee shall execute, in recordable form, a Memorandum of Lease, which Lessee may record.

34. Remedies Cumulative. All rights, remedies and privileges of either party under this Lease, and by law, are cumulative.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first above mentioned.




/s/ George Dalphon, Jr.                   /s/ George Dalphon, Sr. (SEAL)
                                          George Dalphon, Sr.


                                          CLEAN EARTH OF NEW CASTLE, INC.
Attest:  [corporate seal]

By:  /s/ Scott Stavich                          By: /s/  R. Molleron
Title:  Secretary                         Title:  Chairman

                                          By: /s/ Michael Gebner
                                          Title:  Director


                                          CLEAN EARTH, INC.
Attest:  [corporate seal]

By:  /s/ Scott Stavich                          By: /s/ R. Molleron
Title:  Secretary                         Title:  Director

                                          By:  /s/ Michael Gebner
                                          Title:  Director
15